UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 8, 2022

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01  Other Events.

As previously disclosed, on June 24, 2021, Evolve Transition Infrastructure LP (“Evolve”) increased the tariff rate for interruptible throughput volumes from Eastern Catarina (as defined below). Despite the increase, Mesquite Energy, Inc. (“Mesquite”) continued to short-pay invoices and was paying the fees being charged for throughput volumes from Western Catarina (as defined below) for all throughput volumes from Eastern Catarina (the “Tariff Short-Pay”). As previously disclosed, on August 30, 2021, Catarina Midstream, LLC (“Catarina Midstream”) initiated a non-administered arbitration against SN Catarina, LLC (“SN Catarina”) pursuant to the International Institute for Conflict Prevention & Resolution Non-Administered Arbitration Rules (the “Catarina Arbitration”). The Catarina Arbitration sought to bring commercial resolution to the tariff rate on Eastern Catarina. Notwithstanding the Tariff Short-Pay, all disputed amounts were held in accounts receivable during the pendency of the Catarina Arbitration. Additionally, as previously disclosed, Mesquite and SN Catarina initiated adversary proceeding 21-03931 (MI) against Evolve and Catarina Midstream in the Bankruptcy Court (the “Mesquite Adversary”).

As previously disclosed, on May 27, 2022, in order to resolve the various claims, defenses, causes of action, and other disputes between and among SN Catarina, Catarina Midstream, Mesquite, Evolve, Evolve Transition Infrastructure GP, LLC (the “General Partner”), SP Holdings, LLC (“SP Holdings”), and SN Operating LLC (“SN Operating,” collectively, with SN Catarina, Catarina Midstream, Mesquite, Evolve, the General Partner, and SP Holdings, the “Settlement Parties”), including the Catarina Arbitration and the Mesquite Adversary, the Settlement Parties entered into that certain Settlement Agreement (the “Settlement Agreement”).

As part of the Settlement Agreement, Mesquite will pay $10 million to Evolve and each of the Settlement Parties will execute and deliver to each other party to the Settlement Agreement customary releases providing for, among other things, the release of any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, contracts, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, including, but not limited to claims that were or could have been asserted through May 27, 2022, in each case with respect to the accounts receivable attributable to the Tariff Short-Pay or otherwise in connection with the Catarina Arbitration or the Mesquite Adversary.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which was previously filed with the Securities and Exchange commission as Exhibit 10.1 to Evolve’s Current Report on Form 8-K filed on May 31, 2022.

On June 8, 2022, Evolve issued a press release announcing the approval by the United States Bankruptcy Court for the Southern District of Texas of the Settlement Agreement. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release is incorporated by reference into this Item 8.01.

Also, as previously disclosed, in connection with the execution of the Settlement Agreement, Evolve and Mesquite entered into the Amended and Restated Firm Gathering and Processing Agreement (the “A&R Gathering Agreement”) pursuant to which Evolve received an additional dedication of Mesquite’s Eastern Catarina acreage position in Dimmitt, La Salle, and Webb counties in Texas (“Eastern Catarina”), whereas only the western portion of such acreage (“Western Catarina”) had been previously dedicated, and the payment of amounts equaling approximately $5 million from Mesquite. Further, the A&R Gathering Agreement extends the term of Evolve’s previous firm gathering and processing agreement with Mesquite and provides a separate rate for new production in Mesquite’s Catarina acreage which solidifies Evolve’s commercial position regarding its current gathering and processing operations with Mesquite.

The foregoing description of the A&R Gathering Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which was previously filed with the Securities and Exchange commission as Exhibit 10.2 to Evolve’s Current Report on Form 8-K filed on May 31, 2022.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release, dated June 8, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

_________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: June 10, 2022	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary

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